EXHIBIT 10.1

SETTLEMENT AGREEMENT AND GENERAL RELEASE

This SETTLEMENT AGREEMENT AND GENERAL RELEASE (the “Settlement Agreement”) is entered into as of November 30, 2009, by and between New Leaf Brands, Inc., a Nevada corporation, f/k/a Baywood International, Inc. (the “Company”) and O. Lee Tawes, III, an individual ("Mr. Tawes").

WHEREAS, through the date of this Settlement Agreement, the Company issued Mr. Tawes the following notes payable (each, a “Note” and together the “Notes”), with accrued interest on each Note:

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Note payable issued on May 10, 2004 for $350,000 with accrued interest of $81,667 through August 31, 2009;

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Note payable issued on March 30, 2007 for $500,000 with accrued interest of $67,637 through August 31, 2009;

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Note payable issued on April 8, 2008 for $125,000 with accrued interest of $21,197 through August 31, 2009;

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Note payable issued on July 14, 2008 for $200,000 with accrued interest of $27,387 through August 31, 2009;

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Note payable issued on February 11, 2009 for $25,000 with accrued interest of $428 through August 31, 2009;

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Note payable issued on March 26, 2009 for $113,357 with accrued interest of $5,819 through August 31, 2009;

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Note payable issued on September 5, 2009 for $1,000,000 with accrued interest of $64,638 through October 9, 2009;

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Note payable issued on September 5, 2009 for $150,000 with accrued interest of $9,696 through October 9, 2009;

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Note payable issued on September 5, 2009 for $100,000 with accrued interest of $6,364 through October 9, 2009;

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Note payable issued on September 5, 2009 for $50,000 with accrued interest of $3,232 through October 9, 2009;

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Note payable issued on September 5, 2009 for $35,000 with accrued interest of $2,262 through October 9, 2009; and

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Note payable issued on September 5, 2009 for $150,000 with accrued interest of $9,696 through October 9, 2009 (together, all amounts comprise the “Outstanding Indebtedness”);

WHEREAS, Mr. Tawes owns warrants to purchase an aggregate of 1,369,792 shares of the Company’s common stock, par value $0.001 per share (the “Warrants”);

WHEREAS, the Outstanding Indebtedness constitutes the total debt obligation owed by the Company to Mr. Tawes as of the date of this Settlement Agreement, including interest and all other amounts due under each respective underlying obligation, including but not limited to dividends and all amounts due in the nature of liquidated damages or any similar remedy or recovery;

WHEREAS, Mr. Tawes owns 51,667 shares of Series I 8% Cumulative Convertible Preferred Stock (the “Series I Preferred Stock”) with a stated value of $516,670 and accrued dividends of $70,931;

WHEREAS, pursuant to a letter agreement between the Company and Mr. Tawes, dated July 28, 2009 (the “Letter Agreement”), Mr. Tawes agreed to use $342,448 of the Outstanding Indebtedness to exercise the Warrants at a reduced exercise price of $0.25 per share;

WHEREAS, the Company agreed to issue Mr. Tawes $200,000 in cash, $150,000 in a note payable with an interest rate of 8% per annum (the “New Note”); 9,623,728 shares of the Company’s common stock; and warrants to purchase 350,000 shares of the Company’s common stock with an exercise price of $0.25 per share and a five-year term (the “New Warrant”) in satisfaction of the Outstanding Indebtedness and termination of the rights and obligations set forth in the Notes;

WHEREAS, pursuant to the Letter Agreement, the Company and Mr. Tawes agreed to convert the Series I Preferred Stock and accrued dividends to 1,958,670 shares of the Company’s common stock;

WHEREAS, all references to shares of the Company’s common stock give effect to a 1 for 20 reverse stock split, effective December 18, 2007;

WHEREAS, each party desires to provide the other party with a release of any and all claims, if any, against the other with respect to the instruments being terminated hereunder, subject to the terms and conditions hereof.

NOW THEREFORE, in consideration of the premises and the undertakings set forth herein, and intending to be fully bound hereby, the parties agree:

1.

Warrants.  The Company and Mr. Tawes agreed to use $342,448 of the Outstanding Indebtedness to exercise all of the 1,369,792 Warrants at a reduced exercise price of $0.25, of which the aggregate, or $342,448, shall reduce the amounts due under the Outstanding Indebtedness by $342,448.

2.

Outstanding Indebtedness.  The Company and Mr. Tawes hereby agree that the Company shall pay to Mr. Tawes $200,000 in cash, issue the New Note and issue 9,623,728 shares of the Company’s common stock to reduce the $2,405,932 remaining as Outstanding Indebtedness (as reduced by the $342,448 used to pay the exercise price as described in Paragraph 1 above).

Effective as of the date hereof, the Notes are hereby satisfied in full, terminated and shall have no further force or effect.  In connection with any existing default or breach, enforceable against the Company by Mr. Tawes, that relates directly or indirectly to any of the Notes, Mr. Tawes waives his right to enforce his rights in connection therewith. Neither the Company, including its wholly-owned subsidiaries, nor Mr. Tawes, shall have any further rights or obligations under any such Notes, under federal or state law, with respect to payment or other obligations, except to the extent set forth in this Settlement Agreement.

3.

Series I Preferred Stock.  The Company and Mr. Tawes hereby agree that the Company shall issue 1,958,670 shares of its common stock upon the conversion of the Series I Preferred Stock and accrued dividends.  Simultaneous with the foregoing conversion, the Series I Preferred Stock, accrued dividends and other amounts due pursuant to instruments governing the rights of the holders of Series I Preferred Stock, if any, will be deemed satisfied in full, terminated and the Company shall have no further obligations to Mr. Tawes thereunder.  In connection with any existing default or breach, enforceable against the Company by Mr. Tawes, that relates directly or indirectly to the Series I Preferred Stock, Mr. Tawes waives his right to enforce his rights in connection therewith.

4.

For and in consideration of the undertakings set forth herein, the Company (for itself and its respective past, present and future administrators, affiliates, agents, assigns, attorneys, directors, employees, executors, heirs, insurers, parents, partners, predecessors, representatives, servants, successors, transferees, and all persons acting by, through, under or in concert with any of them) agrees to perform the obligations set forth in this Settlement Agreement and hereby absolutely and irrevocably releases, waives, relinquishes, renounces and discharges forever Mr. Tawes and his past, present and future administrators, affiliates, agents, assigns, attorneys, employees, employers, executors, heirs, insurers, officers, managers, parents, partners, predecessors, representatives, servants, subpartners, successors, transferees, underwriters, clients, customers, and each of them, and all persons acting by, through, under or in concert with any of them from any claims, obligations or amounts due to the Company with respect to the Notes.

5.

For and in consideration of the undertakings set forth herein, Mr. Tawes (for himself and his respective past, present and future administrators, affiliates, agents, assigns, attorneys, employees, executors, heirs, insurers, parents, partners, predecessors, representatives, servants, successors, transferees, and all persons acting by, through, under or in concert with any of them) agrees to perform the obligations set forth in this Settlement Agreement and hereby absolutely and irrevocably releases, waives, relinquishes, renounces and discharges forever the Company and its past, present and future administrators, affiliates, agents, assigns, attorneys, directors, employees, employers, executors, heirs, insurers, officers, managers, parents, partners, predecessors, representatives, servants, shareholders, subpartners, subsidiaries, successors, transferees, underwriters, clients, customers, and each of them, and all persons acting by, through, under or in concert with any of them from any claims, obligations or amounts due to Mr. Tawes, including any existing default or any breach that relates directly or indirectly, to an existing default, under any of the Notes or Series I Preferred Stock.

6.

This Settlement Agreement sets forth the entire agreement of the parties relating to the subject matter hereof and supersedes any other agreement verbal or written.  Both the Company and Mr. Tawes acknowledge that they have consulted legal counsel regarding the contents and effect of this Settlement Agreement and that they are entering into this Settlement Agreement knowing that doing so will terminate their right to assert any legal claims against the other party in the future with respect to claims that have been waived by the terms of this Settlement Agreement as they relate to the Notes and the Series I Preferred Stock.

7.

This Settlement Agreement shall be governed by and construed in accordance with the laws of the State of Arizona, without regard to conflicts of laws principles that would result in the application of the substantive law of another jurisdiction. This Settlement Agreement may not be amended or modified except by an instrument in writing signed by each party.

8.

As further consideration for the release contained in this Settlement Agreement, the Company and Mr. Tawes, for themselves and each of their respective successors and assigns, hereby agree, represent, and warrant that the matters released herein are not limited to matters that are known or disclosed, and the Company and Mr. Tawes hereby waive any and all rights and benefits that they now have or in the future may have conferred upon them by virtue of the provisions of Section 1542 of the Civil Code of the State of California (or any other statute or common law principles of similar effect), which Section provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR

In this connection, the Company and Mr. Tawes hereby agree, represent, and warrant that they realize and acknowledge that factual matters now unknown to them may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses, and expenses that are presently unknown, unanticipated, and unsuspected, and they further agree, represent, and warrant that this Settlement Agreement has been negotiated and agreed upon in light of that realization and that, except as expressly limited above, they nevertheless hereby intend to release, discharge, and acquit each other from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses, and expenses.

THE PARTIES AGREE THIS SETTLEMENT AGREEMENT MAY BE DELIVERED AND/OR RETURNED BY TELEPHONE FACSIMILE IN ONE OR MORE COUNTERPART COPIES, AND THE PARTIES MAY RELY UPON THE SIGNATURES HERETO WHETHER IN ORIGINAL OR FACSIMILE COPY.

Dated: November 30, 2009

AGREED AND ACCEPTED

By: O. Lee Tawes, III

/s/ O. Lee Tawes, III
Name: O. Lee Tawes, III, individually

By: New Leaf Brands, Inc. and duly authorized to sign:

/s/ Neil Reithinger

Name: Neil Reithinger
Title: Chief Financial Officer